Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos’ stockholders approve acquisition
by Pinnacle Entertainment

LAS VEGAS, Thursday, April 25, 2013 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) announced that at its special  meeting of stockholders held today, the stockholders approved the acquisition of Ameristar by Pinnacle Entertainment, Inc. (NYSE: PNK).

Approximately 99.8 percent of the shares voting at today’s meeting voted in favor of the agreement and plan of merger. These shares represented approximately 81.6 percent of the total outstanding shares of Ameristar common stock as of the March 22, 2013 record date for the meeting.

As previously announced, on Dec. 20, 2012, Pinnacle agreed to acquire Ameristar in an all-cash transaction valued at $26.50 per Ameristar share, or total consideration of $2.8 billion including assumed debt. Ameristar owns and operates casino facilities in St. Charles near St. Louis, Mo.; Kansas City, Mo.; Council Bluffs, Iowa; Black Hawk, Colo.; Vicksburg, Miss.; East Chicago, Ind.; the Jackpot, Nev., properties; and a casino resort under construction in Lake Charles, La.

Completion of the transaction remains subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, customary closing conditions and receipt of required regulatory approvals. Pinnacle and Ameristar continue to expect the transaction to close during the second or third quarter of 2013.

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About Ameristar Casinos

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,100 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014. We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri and Indiana, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio, into a gaming entertainment facility, owns a minority equity interest in Asian Coast Development (Canada) Ltd., an international development and real estate company currently developing Vietnam’s first large-scale integrated resort near Ho Chi Minh City, and holds a 75.5 percent equity interest in the racing license owner, as well as a management contract to manage the day-to-day operations, for Retama Park Racetrack near San Antonio, Texas

Important Information Regarding Forward-Looking Statements

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s and Ameristar’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the expected synergies and benefits of a potential combination of Pinnacle and Ameristar, including the expected accretive effect of the merger on Pinnacle’s financial results and profile (e.g., free cash flow, earnings per share and Consolidated Adjusted EBITDA); the anticipated benefits of geographic diversity that would result from the merger and the expected results of Ameristar’s gaming properties; expectations about future business plans, prospective performance and opportunities; required regulatory approvals; the expected timing of the completion of the transaction; and the anticipated financing of the transaction.  These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “could,” “would,” “will,” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved.  There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.  These risks and uncertainties include (a) the timing to consummate a potential transaction between Pinnacle and Ameristar; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and satisfy or waive other closing conditions; (c)  the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; (d) Pinnacle’s ability to realize the synergies contemplated by a potential transaction; (e) Pinnacle’s ability to promptly and effectively integrate the business of Pinnacle and Ameristar; (f) the requirement to satisfy closing conditions to the merger as set forth in the merger agreement, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (g) uncertainties in the global economy and credit markets and its potential impact on Pinnacle’s ability to finance the transaction; (h) the outcome of legal proceedings instituted in connection with the transaction; (i) the ability to retain certain key employees of Ameristar; (j) that there may be a material adverse change affecting Pinnacle or Ameristar, or the respective businesses of Pinnacle or Ameristar may suffer as a result of uncertainty surrounding the transaction; (k) Pinnacle’s ability to obtain financing on the terms expected, or at all; and (l) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013, and the risk factors disclosed in Ameristar’s most recent Annual Report on Form 10-K, which Ameristar filed with the Securities and Exchange Commission on Feb. 28, 2013, and in all reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle and Ameristar subsequent to the filing of their respective Forms 10-K for the year ended Dec. 31, 2012.  This list of factors is not intended to be exhaustive.  Forward-looking statements reflect Pinnacle’s and Ameristar’s management’s analysis as of the date of this report. Pinnacle and Ameristar do not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.